Exhibit 99.3
PRESS RELEASE
Contact:

Scott D. Peters Chief Executive Officer Healthcare Trust of America, Inc. 480-998-3478 scottpeters@htareit.com	Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com
Healthcare Trust of America, Inc. Announces Release of Supplemental Information
Scottsdale, Arizona (August 2, 2011) — Healthcare Trust of America, Inc. (“HTA” or the “Company”), a fully integrated, self-administered, self-managed real estate investment trust, filed supplemental information on the performance of its portfolio for the quarter ended March 31, 2011. The supplemental information also includes additional information about healthcare and medical office building fundamentals based on a report by Rosen Consulting Group. In addition, the Company issued a letter to its stockholders with a brief update on HTA and its outlook.
“We are proud of the many accomplishments we have achieved to date, including our recent investment grade credit rating by Moody’s and S&P,” HTA’s Chief Executive Officer, Scott D. Peters, stated. “With our strong balance sheet, ample liquidity, portfolio fundamentals, and our focus on medical office buildings, we believe we are uniquely positioned for continued success.”
For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has made 78 geographically diverse acquisitions valued at approximately $2.3 billion based on purchase price, which includes 242 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 11.1 million square feet and includes 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states. With average occupancy of 91%, over half of HTA’s current annualized base rent comes from credit rated tenants. Ninety-four per cent of HTA’s portfolio is strategically located on-campus or aligned with recognized healthcare systems.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

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